CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 27, 2025, with respect to the consolidated financial statements included in the Annual Report of IZEA Worldwide, Inc. on Form 10-K for the fiscal year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statements of IZEA Worldwide, Inc. on (i) Post-Effective Amendment Number 3 on Form S-1 (File No. 333- 195081), (ii) Post-Effective Amendment Number 3 on Form S-1 (File No. 333-191743), (iii) Post-Effective Amendment Number 2 on Form S-1 (File No. 333-197482), (iv) Forms S-8 (File No. 333-196511, File No. 333-219407, File No. 333-229304, File No. 333-235677, File No. 333-252020, File No. 333- 275258, and File No. 333-284280), (v) and Form S-3 (File No. 333-238619).

/s/ GRANT THORNTON LLP
Charlotte, North Carolina
March 27, 2025